Exhibit 10.1

March 1, 2018

James P. Selway III

***

Dear Jamie,

As you know, your employment with ITG Inc. (“ITG” or the “Company”) will terminate effective March 9, 2018 (the “Separation Date”) by mutual agreement.

You will receive: (i) a final paycheck, which will include a payment for all unpaid wages you have earned through the Separation Date, less any applicable deductions and withholdings; and (ii) a payment for the value of your accrued but unused vacation, less any applicable deductions and withholdings.

Although your group health insurance coverage will end on the last day of the month in which your employment terminates, you may be eligible to continue that coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  Information concerning your rights under COBRA will be sent to you separately.  If you have any questions in that regard, please contact Human Resources at 212.588.4222. All other benefits, including life insurance and short and long-term disability, will cease upon the Separation Date.  If you are a participant in the Investment Technology Group, Inc. 401(K) Plan, you will cease to participate in that plan as of the Separation Date.  A contribution to the 401(K) plan (based on the historical amount you have elected to contribute to such plan) will be deducted from your final paycheck.  To the extent you have any vested stock options or shares, the exercise of such options or shares shall remain governed by the terms, conditions, and rules of the applicable plans, agreements, or certificates and applicable law.

Although under no obligation to do so, the Company is also offering you the opportunity to receive benefits pursuant to the terms and conditions set forth in this separation and general release letter agreement (the “Agreement”). Please read this Agreement carefully and, if you agree with and accept the terms and conditions set forth herein, sign in the space provided below and return the signed Agreement to the Company within the applicable Review Period (as defined below).

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1.            Benefits.  In exchange for entering into this Agreement and the promises and consideration contained herein, including your release of all claims against ITG as set forth below, ITG will provide you with the following payments and benefits (together, the “Benefits”):

(a)        Continued Vesting and Payment of Equity Awards.  Subject to the approval of the Compensation Committee of the Board of Directors of Investment Technology Group, Inc. and your compliance with the covenants in Section 4 below, you will continue to vest in:

(i)         all Stock Units, as defined in the 2007 Omnibus Equity Compensation Plan (the “Equity Plan”), awarded to you pursuant to the Stock Unit Grant Agreement between you and the Company dated 1/24/18, as if you continued in employment with the Company on the applicable vesting date set forth in the Stock Unit Grant Agreement, and the Stock Units will be distributed pursuant to the terms of the Stock Unit Grant Agreement; provided that the Stock Unit Grant (as that term is defined in the Stock Unit Grant Agreement) shall become immediately vested in full (A) upon a change in control or (B) upon your death or Disability (as that term is defined in the Stock Unit Grant Agreement); and

(ii)        all Basic Units, as defined in the Variable Compensation Stock Unit Award Program Subplan (the “Equity Subplan”) and any Matching Units, as defined in the Equity Subplan, awarded to you pursuant to the grant notices dated 11/12/15, 2/11/16,1/24/17 and1/24/18 under the Equity Subplan, as if you continued in employment with the Company on each applicable vesting date set forth in the grant notices, and the Basic Units and Matching Units will be settled on the schedule set forth in Section 7(a)(i) and (ii) of the Equity Subplan; provided that if (i) a change in control occurs prior to the applicable settlement date and the change in control transaction constitutes a “change in control event” within the meaning of such term under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) you incur a Disability (as defined in the Equity Subplan) or die prior to the applicable settlement date, in either case, any remaining Basic Units and Matching Units that have not yet vested and been settled shall be settled within 30 calendar days following the date of the change in control, or within 60 calendar days of your Disability or death, as applicable.  If a change in control occurs and the change in control transaction is not a “change in control event” within the meaning of such term under Section 409A of the Code, any remaining Basic Units and Matching Units that have not yet been settled will not be settled upon the change in control but will continue to be settled according to the schedule set forth in Section 7(a)(i) and (ii) of the Equity Subplan.  In no event will you, directly or indirectly, designate the calendar year of settlement.

(b)        Notwithstanding any continued vesting pursuant to the above, the Company may claw back (recoup) the Stock Units and/or Basic and Matching Units that vest after the date of this Agreement, or which remain unvested, if the Compensation Committee of the Board of Directors of Investment Technology Group, Inc. determines that you materially breached the Company’s Code of Business Conduct and Ethics during your employment at the Company.  Such determination must be made and communicated to you within three years after the date of this Agreement. The amount you are required to repay the Company and which the Company may recoup from you shall be the end of day market dollar value of the Stock Units and/or Basic and Matching Units being clawed back on the date each such unit vested and was delivered. The Compensation Committee will consider all factors it deems to be relevant in determining any appropriate amounts to claw back and has the discretion to determine the timing and form of recoupment.  The prevailing party in any action, suit, arbitration, or other proceeding to claw back or recover any amount pursuant to this section shall be entitled to recover all of its reasonable attorneys’ fees and costs incurred in connection therewith.

(c)        Non-competition Payments.  ITG shall pay you a lump sum of $200,000 within thirty (30) calendar days of the Effective Date  (the “Non-Competition Payment”).

(d)        COBRA Premium Payments.  If you properly elect to continue your group health insurance coverage under COBRA, ITG will pay the full amount of your first six (6) months of COBRA coverage.  Upon completion of the six (6) months of COBRA coverage, ITG will cease contributing towards the cost of your COBRA coverage.  Thereafter, you will be responsible for the full cost of any further COBRA coverage.  Notwithstanding the foregoing, in the event you become eligible for health insurance coverage through subsequent employment, ITG’s obligation to pay the premium for your COBRA coverage will immediately cease as of the date of such eligibility and you will be responsible for the full cost of any COBRA coverage from that date forward.  You must notify ITG of such eligibility, by contacting Human Resources, at 212.588.4222 or via email to ITG_HR@itg.com, immediately upon becoming aware of such eligibility.  Notwithstanding the foregoing, the Company reserves the right to restructure the foregoing COBRA payment arrangement in any manner necessary or appropriate to avoid penalties or negative tax consequences to the Company, any of its Affiliates (as defined below), or you, as determined by the Company in its sole and absolute discretion.

(e)        Compliance.  You acknowledge and agree that your promise to comply with the covenants in Section 4 below (including, but not limited to, Section 4(e)) provide a material element of the consideration and inducement for the Company to enter into this Agreement, and, therefore, that your breach of any of these obligations shall constitute a material breach of this Agreement, and that, in the event of any such breach (as determined by the Company in its discretion), in addition to injunctive relief and any other damages: (i) any Stock Units and/or Basic and Matching Units which have not vested as of the date of such breach shall not vest, and shall terminate and be forfeited immediately, as of the date of such breach, and, as of such date, you shall have no further rights with respect thereto; and (ii) you shall forfeit and not receive, or if already received, shall be obligated to repay the payments set forth in Paragraph 1(b) in their entirety.

(f)         Withholdings.  The Company shall withhold all applicable taxes and deductions from all payments and benefits provided under this Agreement.

(g)        Acknowledgment.  You acknowledge and agree that: (i) except as set forth in this Agreement, you are not entitled to receive, and shall not receive, any other payments or benefits from the Company or the ITG Released Parties (as defined below); (ii) the Benefits and other consideration that you are receiving pursuant to this Agreement exceed anything of value to which you would otherwise be entitled, and constitute just and sufficient consideration for the waivers, releases, and promises set forth herein; (iii) the consideration set forth in this Agreement constitutes full accord and satisfaction for all amounts due and owing to you, including, but not limited to, all salary, draw, incentive compensation, commissions, bonuses, wages, overtime, expense reimbursements, or other payments or forms of remuneration of any kind or nature; (iv) your eligibility for, entitlement to, and accrual of any payments or benefits from the Company, including, but not limited to, paid time off, expense reimbursements, and any insurance or fringe benefits, terminated effective on the Separation Date (unless otherwise stated herein); and (v) you reported to the Company any and all work-related injuries, if any, incurred during your employment.

2.            General Release.

(a)        Except as set forth in Section 3 below (which identifies claims expressly excluded from this release), in exchange for entering into this Agreement and the promises and consideration contained herein, including the Benefits, you (on behalf of yourself and your spouse, domestic partner, children, agents, assignees, heirs, executors, administrators, beneficiaries, trustees, legal representatives, and assigns) hereby waive, release, and discharge ITG and the ITG Released Parties from any and all claims, grievances, injuries, liabilities, controversies, demands, debts, accounts, actions, causes of action, obligations, and damages which you now have, ever have had, or may have based upon or arising from any fact or set of facts, whether known or unknown to you, contingent or otherwise, and whether specifically mentioned in this Agreement or not, from the beginning of time until the date you execute this Agreement.

Without limiting the generality of the foregoing, this is a general release and includes, but is not limited to, the waiver, release, and discharge of:

• any claims or rights arising out of or relating in any way to your employment relationship with the Company or other associations with the Company or any termination thereof, including, but not limited to, any claim for wrongful discharge; and

• any claims for breach of contract (express, implied, or otherwise), negligence, defamation, or intentional tort; and

• any claims of alleged employment discrimination, harassment, or retaliation on any basis, including, but not limited to, race, color, ethnicity, national origin, age, gender, gender identity, pregnancy, disability (or perceived disability), religion, sexual orientation, military status, whistleblower status, familial status, or marital status; and

• any claims based upon or arising under the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the New York State Human Rights Law, New York State Constitution, New York Labor Law, New York Civil Rights Law, New York City Human Rights Law, New York Executive Law, or any other federal, state, or local constitutions, statutes, regulations, ordinances, or laws, including, but not limited to, any and all laws or regulations prohibiting employment discrimination, harassment, or retaliation.

You acknowledge that you may later discover facts different from, or in addition to, those you now know or believe to be true with respect to your employment, the separation of your employment (including the reasons for such separation), and/or the claims released in this Agreement, and agree that the general release set forth in this Section 2 shall be and remain in effect in all respects as a complete and general release as to all matters released, notwithstanding any such difference of additional facts.

(b)        For purposes of this Agreement, (i) the term “ITG Released Parties” shall mean ITG’s current and former and direct and indirect parents, subsidiaries, assigns, and Affiliates, and its or their respective predecessors, successors, insurers and reinsurers, employee benefit plans (and the trustees, administrators, fiduciaries, agents, representatives, insurers, and reinsurers of such plans), and past and present directors, officers, employees, representatives, shareholders, fiduciaries, agents, and attorneys, in their individual and representative capacities, and their past and present heirs, executors, administrators, and assigns; and (ii) the term “Affiliates” shall mean any other company, directly or indirectly, controlling, controlled by, or under common control with ITG.

3.            What You Are Not Releasing.  The general release in Section 2 above does not include a release of any rights or claims you may have: (a) to unemployment, state disability, worker’s compensation, and/or paid family leave insurance benefits, in accordance with applicable law; (b) to continuation of your existing participation in an ITG-sponsored group health benefit plan under COBRA; (c) to any vested benefits, as of the Separation Date, under any ERISA-covered ITG employee benefit plan; (d) to any vested stock options or vested shares, as of the Separation Date, the exercise of which shall remain governed by the terms, conditions, and rules of the applicable plans, awards, certificates, or agreements and applicable law; (e) that cannot be released by private agreement; (f) that arise after the date you execute this Agreement; or (g) under this Agreement.

4.            Your Continuing Obligations and the Protection of ITG’s Rights.

Subject to the provisions of Section 5 (Protected Conduct), you acknowledge and agree as follows:

(a)        Return of Company Property.  You represent and warrant that, as of the date you sign this Agreement: (i) you have returned to the Company any and all Company property and equipment in your possession, custody, or control, including, but not limited to, any and all computers, telephones, or other electronic devices, identification cards, keys, credit cards, documents, notebooks, and files, as well as all Confidential and Proprietary Information and Materials (as defined below), in any form; and (ii) you have not retained any Confidential and Proprietary Information and Materials on your personal computer or any other personal electronic device in your possession, custody, or control.

(b)        Confidentiality.  You acknowledge and agree that, during the course of your employment with ITG, you had access to trade secrets, patents, copyrighted materials, proprietary computer software and programs, and other confidential and proprietary information and materials of or about ITG and its respective operations and customers (the “Confidential and Proprietary Information and Materials”).  Such Confidential and Proprietary Information and Materials shall include, without limitation, (i) marketing and business plans, data, and strategies, (ii) existing and new or envisioned financial, investment and trading plans, strategies, products, and data, (iii) financial, investment and trading data, strategies, programs, and methods, (iv) lists of actual or prospective customers and customer contracts, and (v) information and materials developed from the foregoing information and materials.  Unless you shall first secure the Company’s written consent, you shall not directly or indirectly publish, disclose, market or use, or authorize, advise, hire, counsel, or otherwise solicit or procure any other person or entity, directly or indirectly, to publish, disclose, market, or use, any Confidential and Proprietary Information and Materials, including any Confidential and Proprietary Information and Materials of which you became aware or informed during your employment with the Company, whether such information is in your memory or embodied in writing or other form.  Such Confidential and Proprietary Information and Materials are and shall continue to be the exclusive proprietary property of ITG.  Upon receipt of any subpoena, court order, or other legal process compelling the disclosure of any Confidential and Proprietary Information and Materials, you shall give prompt written notice to ITG, c/o General Counsel, One Liberty Plaza, 165 Broadway, New York, NY 10006, so as to permit ITG to protect its interests in confidentiality to the fullest extent possible.

(c)        Non-Disparagement.  ITG agrees that, after the Effective Date, it will instruct each member of the Operating Committee as of the Effective Date (together, the “OpCo”) not to make any Disparaging remarks, comments, or statements, whether written or oral, to any of ITG’s past, present, or future customers, competitors, employees, or to any third party about you.  Nothing in this Agreement shall, nor is intended to, discourage, prevent, or interfere with ITG: (i) providing truthful testimony or information, as may be required by applicable law, regulation, or legal process; or, (ii) exercising its right to file a charge or complaint with or participate in an investigation conducted by any self-regulatory organization or any federal, state, or local government agency, authority, or legislative body.  You will not make any Disparaging remarks, comments, or statements, whether written or oral, to any of ITG’s past, present, or future customers, competitors, employees, or to any third party about ITG or any of the ITG Released Parties.  For purposes of this Agreement, “Disparaging” remarks, comments, or statements are those that are defamatory or that, directly or indirectly, impugn the character, honesty, integrity, morality, business acumen, or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

(d)        Non-Solicitation.  You acknowledge and agree to adhere to your continuing legal and contractual obligations to the Company with respect to non-solicitation, as set forth in the applicable ITG Notice and Non-Solicitation Policy and specifically agree that the provisions of Sections 3, 4, and 6 thereof remain valid and binding and survive the termination of your employment.  In addition, you further agree that the period of non-solicitation set forth in Section 3(i) of the ITG Notice and Non-Solicitation Policy shall be amended and restated to be the greater of either: (i) the period of time from twelve (12) months after your Separation Date or (ii) the period of time from the Separation Date to the date on which all of the Basic Units and Matching Units granted to you pursuant to the Equity Subplan are settled in accordance with Section 1(a) above.

(e)        Non-Competition.  You hereby agree that, for a period of six (6) months after the Separation Date (the “Non-Competition Period”), unless approved in advance in writing by the Company’s Chief Executive Officer, which approval shall not be unreasonably withheld or delayed, you will not, in any manner, directly or indirectly be engaged in or participate in any business, endeavor, or entity that is engaged in brokerage operations or that competes with any of the businesses of the Company or its Affiliates as such businesses exist or are in the process of being demonstrably planned as of the Separation Date, including, but not limited to, any business engaged in the offering of execution services for equities, options, or futures, trade order and execution management software, multi-asset connectivity services for order routing and indications of interest, and trading and portfolio analytics (collectively, a “competing business”), within any geographical area in which, as of the Separation Date, the Company or any of its Affiliates engage or demonstrably plan to engage in such business, including any area in which the Company has an office or offers its services.  For the avoidance of doubt, you will be deemed to be directly or indirectly engaged or participating in a competing business if you are a principal, agent, or stockholder (or other proprietary or financial interest holder) of five percent (5%) or more of any such business or are or become a director, officer, agent, employee, salesperson, sales representative, broker, partner, individual proprietor, lender, or consultant to or of any such business.

(f)         Confidentiality of this Agreement.  You will maintain the confidentiality of and not disclose the terms and conditions of this Agreement, including the amount and nature of the consideration provided to you hereunder, to any third parties, with the exception of: (i) members of your immediate family, your attorneys, accountants, tax, or financial advisors, each of whom shall be informed of this confidentiality obligation and shall agree to be bound by its terms; (ii) the Internal Revenue Service or state or local taxing authority; (iii) as is expressly required or protected by law; (iv) in any action to challenge or enforce the terms of this Agreement; or (v) any prospective employer but only with respect to the restrictions on your activities following the Separation Date.  You acknowledge and agree that your promise to maintain the confidentiality of this Agreement is a material term of this Agreement. You represent and warrant that, as of the date you sign this Agreement, you have not had any discussion or made any disclosure contrary to your obligations under this Section.

(g)        Cooperation.  You agree that you will be reasonably available upon reasonable advance notice from the Company to cooperate with, and assist, ITG and any of its Affiliates with respect to any internal or regulatory or governmental action, investigation, or proceeding, or any actual or threatened litigation or arbitration.  The Company agrees to reimburse you for reasonable and pre-approved expenses in connection with any such cooperation or assistance.

(h)        Remedies.  You acknowledge and agree that the restrictions and agreements contained in Section 4, in view of the nature of the business in which ITG and its Affiliates are engaged, are reasonable, necessary, and in the Company’s best interests in order to protect the legitimate business interests of ITG and its Affiliates, and that any violation thereof shall be deemed to be a material breach of this Agreement and that the Company shall be entitled to pursue any and all remedies available to it in a court of competent jurisdiction.  In the event the Company or any of its Affiliates brings an action to redress a violation of Section 4, the prevailing party on any claim(s) in such action shall be entitled to recover all of their reasonable attorneys’ fees and costs incurred in connection therewith.

5.            Protected Conduct.

(a)        Nothing in this Agreement, including, but not limited to, Sections 2 (General Release) or 4 (Your Continuing Obligations and Protection of ITG’s Rights), shall prohibit or restrict you, or be construed to prohibit or restrict you, from filing a charge or complaint with, reporting possible violations of any law or regulation, making disclosures to (including providing documents or other information), and/or participating in any investigation or proceeding conducted by any self-regulatory organization or governmental agency, authority, or legislative body, including, but not limited to, the Securities and Exchange Commission and/or Equal Employment Opportunity Commission or as otherwise required by law; provided, however, that by signing this Agreement you understand, acknowledge, and agree that you are waiving your right to receive individual relief based on claims asserted in any such charge or complaint, except for any right you may have to receive a payment from any such self-regulatory organization or governmental agency, authority, or legislative body (and not the Company) for documents or information provided to such self-regulatory organization or governmental agency, authority, or legislative body.

(b)        You are hereby notified that under the Defend Trade Secrets Act: (i) no individual will be held criminally or civilly liable under Federal or State trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

6.            Denial of Wrongdoing.  Nothing about the fact or content of this Agreement, including that you are receiving any payments or benefits under it, shall be considered or deemed to be an admission of any wrongdoing, liability, or violation of law by ITG or any of the ITG Released Parties.  ITG denies any liability, committing any wrongdoing, or violating any legal duty with respect to you, your employment, or your separation from employment.

7.            Timeline for Considering, Signing and Returning this Agreement.  You shall have twenty-one (21) calendar days after the date you received this Agreement to review and consider it, to discuss it with an attorney of your choosing, and to decide whether or not to sign it (the “Review Period”).   If you elect to sign this Agreement, the executed Agreement must be returned to ITG, c/o Human Resources, One Liberty Plaza, 165 Broadway, New York, NY 10006, no earlier than the Separation Date and no later than the last day of the Review Period. This deadline will be extended to the next business day should it fall on a Saturday, Sunday, or holiday recognized by the U.S. Postal Service.  You acknowledge and agree that if you fail to return the executed Agreement to ITG within the Review Period, the entire Agreement shall be null and void and the parties shall have no obligations to one another under the Agreement.  The parties agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the Review Period.

8.            Timeline for Revoking this Agreement.  Once you have signed this Agreement, you will then be permitted to revoke this Agreement at any time during the period of seven (7) calendar days following the date you sign it by delivering to ITG, c/o Human Resources, One Liberty Plaza, 165 Broadway, New York, NY 10006, a written notice of revocation.  If you wish to revoke this Agreement, the notice of revocation must be received by ITG no later than the seventh calendar day following your execution of this Agreement.  If this day falls on a Saturday, Sunday, or holiday recognized by the U.S. Postal Service, the seven-day time limit shall be extended to the next business day.

9.            Effective Date.  This Agreement will not be effective or enforceable, and no payments or benefits shall be provided hereunder, unless and until ITG has received your signed Agreement within the Review Period, and the seven day revocation period has expired without your having exercised your right of revocation (the “Effective Date”).  ITG reserves the right, after receiving your signed Agreement, to reject your signed Agreement in the event that you engage in misconduct (as determined by ITG in its sole discretion) prior to your Separation Date or prior to the Effective Date (to the extent such date is after the Separation Date).  In the event the Agreement is rejected by ITG, it will be null and void and unenforceable.

10.          Miscellaneous.

(a)        Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon (i) ITG, its successors, and assigns, and any company with which ITG may merge or consolidate or to which ITG may sell substantially all of its assets, and (ii) you and your executors, administrators, heirs, and legal representatives.

(b)        Choice of Law.  This Agreement shall be subject to and governed by and interpreted in accordance with the laws of the State in which you are employed as of your Separation Date, without regard to conflicts of law principles.

(c)        409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable, including the requirement that payments of deferred compensation subject to Section 409A of the Code to “specified employees” as such term is defined under Section 409A be delayed for six months following a separation of service if no exception to Section 409A is available.  For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event will you, directly or indirectly, designate the calendar year of settlement, and if a payment that is subject to execution of this Agreement could be made in more than one taxable year, payment shall be made in the later taxable year.   All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code.  Neither ITG nor any of its affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences of your receipt of any benefit or payment hereunder, including, but not limited to, under Section 409A of the Code.

11.          Specific Enforcement.  The parties agree that this Agreement may be specifically enforced in court and may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement.

12.          Judicial Interpretation/Modification; Severability.  Except for Section 2, in the event that any one or more provisions (or portion thereof) of this Agreement is held to be invalid, unlawful, or unenforceable for any reason, the invalid, unlawful, or unenforceable provision (or portion thereof) shall be construed or modified so as to provide the Company and the ITG Released Parties with the maximum protection that is valid, lawful, and enforceable, consistent with the intent of the Company and you in entering into this Agreement.  If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful, and enforceable, that provision (or portion thereof) shall be severed from the remainder of this Agreement (or provision), and the remainder shall remain in full effect and be construed as broadly as possible, as if such invalid, unlawful, or unenforceable provision (or portion thereof)

had never been contained in this Agreement.  In the event that Section 2 is held to be invalid, unlawful, or unenforceable for any reason, in whole or in part, ITG shall have the option to render this Agreement null and void in its sole discretion.

13.          Complete Agreement.  Except for any promissory note(s) or other debt obligation(s) you may owe to the Company as of the Effective Date, the terms of any other confidentiality, intellectual property, inventions, non-competition, or non-solicitation obligation to (or other restrictive covenant with) ITG, this Agreement cancels, supersedes and replaces any and all prior agreements (written, oral, or implied-in-fact or in law) between you and the Company regarding all of the subjects covered by this Agreement.  Except as set forth in the immediately preceding sentence, this Agreement is the full, complete, and exclusive agreement between you and the Company regarding the subjects covered by this Agreement. The Company has made no promises to you other than those in this Agreement and neither you nor the Company is relying on any representation or promise, whether oral or in writing, that is not expressly stated in this Agreement in considering this Agreement or deciding to enter into this Agreement.

14.          Changes to Agreement.  This Agreement cannot be changed except by another written agreement that is dated and is signed by you and by a duly authorized representative of the Company.

15.          WAIVER OF JURY TRIAL.  You and the Company hereby waive your respective right to, and agree not to seek or request, a jury trial in any lawsuit arising out of or relating to your employment or this Agreement (including, without limitation, any breach or alleged breach thereof).

16.          Legal Counsel. You are hereby advised of your right to consult with an attorney of your choice before signing this Agreement, which includes a general release and a jury trial waiver.

If the foregoing conforms to your understanding and is acceptable to you, please indicate your agreement by signing and dating the enclosed copy of this Agreement and returning it to the Company as per the instructions in Section 7 above.  In the event you fail to execute and return this Agreement in a timely manner, or you execute and then elect to revoke this Agreement, this Agreement will be of no further force and effect, you will not receive any of the payments or benefits hereunder, and neither you nor the Company will have any further rights or obligations hereunder.

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Thank you for your service to the Company, and we wish you the best for your future.

Sincerely,

ITG Inc.

By:	/s/ Peter Goldstein
Peter Goldstein
Global Head of Human Resources

You acknowledge that you are signing this Agreement knowingly and voluntarily and that the Company has provided you with a reasonable opportunity to review and consider this Agreement before signing it.

Dated:	March 23, 2018	/s/ James P. Selway III
James P. Selway III